Exhibit 10.1

June 1, 2018

Art Peck

Dear Art:

This letter confirms your agreement to not sell or otherwise transfer Common Stock of The Gap, Inc. (the “Company”) as set forth below.

In consideration of the grant of Restricted Stock Units with respect to shares of Common Stock of the Company granted to you on the date hereof, you agree that until June 1, 2021 you will not sell, transfer, assign, pledge, hedge, or otherwise encumber any shares of Common Stock of the Company, whether currently owned or acquired through Company stock programs, except (i) to satisfy tax withholding obligations, (ii) transfers by gift to nonprofits, including donor advised funds, and (iii) transfers for estate planning purposes to family members or trusts, limited partnerships, or limited liability companies primarily for the benefit of family members, provided those shares so transferred under (iii) will be restricted from sale during the same period. Such restrictions shall lapse in the event of termination of your employment prior to June 1, 2021.

You understand that your employment is “at-will.”  This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way.  You are free to resign at any time.  Similarly, the Company is free to terminate your employment at any time for any reason.  The only way your at-will status can be changed is through a written agreement with the Company, signed by an authorized officer of the Company.

Yours sincerely,

/s/ Julie Gruber
Julie Gruber
EVP, Global General Counsel, Corporate Secretary, & Chief Compliance Officer, Gap Inc.

Agreed this 1st day of June 2018

/s/ Art Peck
Art Peck